                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                         Bentley Pharmaceuticals, Inc.
               -------------------------------------------------
                               (Name of Issuer)


                    Common Stock, Par Value $.02 per Share
               -------------------------------------------------
                         (Title of Class of Securities)

                                   082657107
               -------------------------------------------------
                                 (CUSIP Number)


                                 March 26, 1999
               -------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

===============================================================================


  CUSIP NO.  082657107
             ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

      Self Realization Fellowship Church
      95-1942336

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      A California corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            443,600 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             443,600 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      443,600 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------


                               Page 2 of 4 Pages

SCHEDULE 13G
------------


Item 1(a)  Name of Issuer:
             Bentley Pharmaceuticals, Inc.

     1(b)  Address of Issuer's Principal Executive Offices:
             2 Urban Center, Suite 400
             4890 West Kennedy Boulevard
             Tampa, FL  33609

Item 2(a)  Name of Person Filing:
             Self Realization Fellowship Church

     2(b)  Address of Principal Business Office or, if none, Residence:
             3880 San Rafael Avenue
             Los Angeles, CA  90065

     2(c)  Citizenship:
             A California corporation

     2(d)  Title of Class of Securities:
             Common Stock

     2(e)  CUSIP Number:
             082657107

Item 3  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
        Not Applicable.

        If this statement is filed pursuant to Rule 13d-1(c), check this box: [X]

Item 4  Ownership:

     4(a)  Amount beneficially owned:
             443,600 shares

     4(b)  Percent of Class:
             5.3 %

     4(c)  Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote:
                  443,600 shares


                               Page 3 of 4 Pages

        (ii) Shared power to vote or to direct the vote:
                  --

        (iii) Sole power to dispose or to direct the disposition of:
                  443,600 shares

        (iv) Shared power to dispose or to direct the disposition of:
                  --

Item 5  Ownership of Five Percent or Less of a Class:
             Not Applicable.

Item 6  Ownership of More than Five Percent on Behalf of Another Person:
             Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
             Not Applicable.

Item 8  Identification and Classification of Members of the Group:
             Not Applicable.

Item 9  Notice of Dissolution of Group:
             Not Applicable.

Item 10 Certification:

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                 SELF REALIZATION FELLOWSHIP CHURCH


                                 By: /s/ Uma Mata
                                     -------------------------------------
                                     Name:  Uma Mata
                                     Title: Assistant Treasurer

April 7, 1999

                               Page 4 of 4 Pages